FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-05

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 07/14/25 09:45:19 UTC-4:00

Subject: WFCM 2025-5C5 - **IO ANNOUNCE/PRICE GUIDANCE** PUBLICS (XB Auction 2pm today)

WFCM 2025-5C5 - **IO ANNOUNCE/PRICE GUIDANCE** PUBLICS

Co-Lead Managers & Bookrunners: Wells Fargo Securities, LLC, BMO Capital Markets Corp., Citigroup Global Markets Inc. and UBS Securities LLC

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC, Natixis Securities Americas LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/Moody's/MDBRS)	Available Size ($MM)	~PROCEEDS ($MM)	IO GUIDANCE
X-A	AAAsf/Aaa(sf)/AAA(sf)	$417.191	$23.400	J-5A
X-B	A-sf/NR(sf)/A(high)(sf)	$105.788	$3.500	J+0 *** Auction Today at 2pm ***

POOL BALANCE:	$595,988,459
NUMBER OF LOANS/PROPERTIES:	32 / 46
WA MORTGAGE INT. RATE:	6.7410%
WA CUT-OFF LTV:	55.3%
WA UW NCF DSCR:	1.66x
WA UW NOI DEBT YLD:	12.2%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	67.1%

LOAN SELLERS:	WFB (25.0%), AREF2 (23.1%), CREFI (18.6%), UBS AG (10.6%), BMO (9.4%), GCMC (4.4%), ZBNA (3.5%), BSPRT (2.9%) AND NREC (2.5%)
TOP 5 STATES:	NY (28.4%), CA (16.4%), TX (11.2%), MI (9.9%), DC (8.4%)
TOP 5 PROPERTY TYPES:	MF (29.3%), IN (24.2%), OF (23.2%), HT (13.3%), RT (5.8%)

RISK RETENTION:	L-Shape

MASTER SERVICER:	Trimont LLC
SPECIAL SERVICER:	Argentic Services Company LP
TRUSTEE:	Computershare Trust Company, N.A.
CERT ADMIN:	Computershare Trust Company, N.A.
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	Argentic Securities Holdings 2 Cayman Limited, an affiliate of Argentic Real Estate Finance 2 LLC and Argentic Services Company LP

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	Week of July 7, 2025
ANTICIPATED SETTLEMENT:	July 30, 2025

THIRD PARTY PASSWORDS:

Bloomberg:

Dealname:	WFCM 2025-5C5
Password:	WF5C5

Trepp:

Dealname:	WFCM 2025-5C5
Password:	WF5C5

Intex:

Dealname:	WFC255C5
Password:	87jgbvtrhdod9abu5g40z

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.